Exhibit 99


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                              FOR IMMEDIATE RELEASE

                First Shares Bancorp, Inc. Reports Annual Profits

February 12, 2004, Greenwood, Indiana--First Shares Bancorp, Inc. (NASDAQ SmallCapSM market symbol--FBGI), the holding company of F1rst Bank, announced today that net income for the fourth quarter ended December 31, 2003, was $564,000 , or $0.35 for basic and $0.23 for fully diluted earnings per share. This compared to net income for the same period in 2002 of $275,000, or $0.17 for basic and $0.17 for fully diluted earnings per share. During the 4th quarter of 2003, a substantial recovery was received against the $885,000 specific reserve provision which was reported during the 3rd quarter of 2003.

Net income for the year ended December 31, 2003 was $753,000, or $.48 per share for basic and $.43 per share on a fully diluted basis, compared with $1.3 million, or $.84 for basic and $0.83 per share on a fully diluted basis, for the prior year.

The company's lower profits resulting from its operations for 2003 were impacted significantly by the charge-off of the remaining balance of the fraudulent loan discussed above. Offsetting a portion of the loss, a substantial recovery was recorded during the 4th quarter. In addition net interest income increased from $5.4 million for 2002 to $6.2 million for 2003. Net interest margin narrowed from 4.09% for 2002 to 3.98% in 2003, primarily the result of an increased volume of earning assets re-pricing to lower rates more quickly than interest bearing liabilities.

Non-interest income for the year was up 27.5% due to higher fee income generated from deposit accounts, mortgage operations and gains on sales of securities. Mortgage operations increased primarily because of gains realized from the sale of mortgage loans to the secondary market as many customers refinanced their mortgages to take advantage of lower mortgage rates in effect in 2003. Non-interest expense for 2003 rose 22.8% and is attributed to increases in salaries and benefits for employees in the form of annual wage increases, insurance benefit increases and additional employees hired during 2003. During the third quarter of 2002 we fully utilized our loss carryforward. As a result, tax expense in 2003 has increased. Professional fees increased because of our application for a NASDAQ SmallCapSM listing. Additionally, during the fourth quarter, we relocated our Franklin office to a new full service facility.

Jerry Engle, the company's president and chief executive officer, indicated that the bank had performed well considering the challenges we faced. "Even though the economy has caused some slowdown in loan demand, our customer base remains strong and we are looking for additional growth ahead. We are also pleased to report the partial recovery of the 3rd quarter loan loss and will continue to pursue claims for the balance of the loan."

Assets totaled $175.8 million at December 31, 2003, an increase from December 31, 2002 of $20.5 million or 13.2%. Net loans totaled $131.5 million at December 31, 2003, an increase from December 31, 2002 of $21.0 million or 19.0%. Deposits totaled $142.3 million at December 31, 2003, an increase from December 31, 2002 of $19.7 million or 16.0%. Non-performing loans increased $441,000 to $696,000 from $255,000 at December 31, 2002. Non-performing loans were 0.52% of total loans at December 31, 2003 compared with 0.22% at the end of 2002. The allowance for loan losses was 1.13% of total loans at December 31, 2003 compared with 1.18% of total loans at December 31, 2002.

First Shares Bancorp is a $176 million financial services company headquartered in Greenwood, Indiana, a part of the greater Indianapolis metropolitan area. The company operates from eight locations, all within a 50-mile radius of Indianapolis.

Investor Contact:  Jerry R. Engle (317-882-4790)  jengle@f1rstbank.com
                   Kimberly Kling (317-882-4790) kkling@f1rstbank.com